Exhibit C

WAIVER AGREEMENT

July 16, 2024

Novalis Life Sciences Investments II, L.P.

1 Liberty Lane E, Suite 112

Hampton, NH 03842

Northpond Ventures, LP

7500 Old Georgetown Rd, Suite 850

Bethesda, MD 20814

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement, dated June 2, 2023 (the “Agreement”), among Telesis Bio Inc., a Delaware corporation (the “Company”), and the several investors signatory thereto (each, an “Investor,” and collectively, the “Investors”) pursuant to which the Company and the Investors agreed to, among other things, certain registration rights covering the resale of Registrable Securities and procedures related thereto. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

In accordance with Section 6(d) of the Agreement, the Company and the Principal Investors (as defined below) representing the Majority in Interest of Holders hereby agree as follows:

1. Notwithstanding anything to the contrary contained in the Agreement, as of the date hereof, Novalis Life Sciences Investments II, L.P. and Northpond Ventures, LP, each as an Investor party to the Agreement (the “Principal Investors”), on behalf of all Investors, hereby defer payment (the “Deferral”) of any and all amounts owed to the Investors under Section 2(d) of the Agreement (the “Liquidated Damages”). The Company and the Principal Investors hereby agree that the Liquidated Damages shall accrue upon the occurrence of an Event and in accordance with Section 2(d) of the Agreement, however, such Liquidated Damages shall not be owed to the Investors during the period of the Deferral (the “Deferral Period”). No interest shall accrue, including any interest pursuant to Section 2(d) of the Agreement, on the Liquidated Damages during the Deferral Period. For the avoidance of doubt, the Company and each Principal Investor hereby agree that in accordance with Section 2(d) of the Agreement, the maximum aggregate Liquidated Damages and accrued interest on such Liquidated Damages payable to an Investor under the Agreement shall not exceed 6% of the aggregate Purchase Price paid by such Investor pursuant to the Agreement (the “Liquidated Damages Cap”).

2. The Deferral Period shall terminate upon the earlier of: (i) the date that is 60 days following the end of the Company’s first fiscal quarter in which it has become cash flow positive, as evidenced by the Company’s quarterly financial statements with respect to such fiscal quarter (and as determined in good faith by the Principal Investors based on such financial statements), which financial statements shall be made reasonably available to the Principal Investors (which may include filings with the Securities and Exchange Commission) as soon as practicable and in any event within 45 days of the end of the applicable fiscal quarter; (ii) the date on which the Company consummates a Fundamental Transaction (as defined below); or (iii) the date on which the Company consummates a debt or equity financing in which the gross proceeds to the Company is greater than or equal to $5 million, with such amount resulting from a single transaction or a series of related transactions occurring after the date hereof.

3. Upon termination of the Deferral Period, any Liquidated Damages accrued during the Deferral Period shall become immediately due and payable to the Investors. In addition, upon termination of the Deferral Period, Liquidated Damages shall continue to accrue and interest on the Liquidated Damages shall resume, each in accordance with Section 2(d) of the Agreement.

4. Notwithstanding the foregoing, in lieu of receiving cash for any Liquidated Damages in accordance with Section 2(d) of the Agreement, each Principal Investor reserves the right to add any or all of the Liquidated Damages owed to such Principal Investor to the principal amount of any debt outstanding and owed by the Company to such Principal Investor (the “Debt Option”). Each Principal Investor may, in its sole discretion, elect the Debt Option upon written notice to the Company prior to the Company’s payment of any Liquidated Damages in cash, with such notice to state the debt to which such Liquidated Damages shall be added and the amount of Liquidated Damages to be added to the principal amount of such debt. For the avoidance of doubt, the Company and each Principal Investor hereby agree that in the event that a Principal Investor elects the Debt Option, the amount owed to such Principal Investor related to such Liquidated Damages and any interest accruing on such Liquidated Damages pursuant to such debt instrument shall not exceed the Liquidated Damages Cap.

As used herein, “Fundamental Transaction” shall mean (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 65% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets, other than to a wholly owned subsidiary, in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 35% or more of the outstanding Common Stock or 35% or more of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires 35% or more of the outstanding shares of Common Stock or 35% or more of the voting power of the common equity of the Company.

This Waiver Agreement and any claim, controversy or dispute arising under or related to this Waiver Agreement shall be governed by and construed in accordance with Section 6(i) of the Agreement.

This Waiver Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

No amendment or waiver of any provision of this Waiver Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Waiver Agreement by signing in the space provided below.

Very truly yours,

TELESIS BIO INC.

By:	/s/ Eric Esser
Name: Eric Esser
Title: Chief Executive Officer

[Signature Page to Waiver Agreement]

Confirmed and accepted:

NORTHPOND VENTURES, LP

By: Northpond Ventures GP, LLC, its general partner

By:	/s/ Patrick Smerkers
Name: Patrick Smerkers
Title: Authorized Signatory

[Signature Page to Waiver Agreement]

Confirmed and accepted:

NOVALIS LIFESCIENCES INVESTMENTS II, L.P.

By: Novalis LifeSciences Investments II GP, LLC,
its general partner

By:	/s/ Paul Meister
Name: Paul Meister
Title: Authorized Signatory

[Signature Page to Waiver Agreement]